Note: All of the following is fantasy correspondence and was entirely written by Phillip Goldstein.


LINCOLN NATIONAL CONVERTIBLE SECURITIES FUND, INC.
ONE COMMERCE SQUARE
PHILADELPHIA, PA 19103

July 15, 2001
Phillip Goldstein
60 Heritage Drive
Pleasantville, NY 10570

Dear Phil:

As you know, we have tried without success to get a quorum for the 2001 annual meeting before time runs out. I hope that I can entice you to end the stalemate and to attend the meeting.

After much thought I understand why you would be upset with my July 3, 2001 letter to shareholders in which I intimated that you were seeking a payoff in exchange for attending the meeting. By placing the words "cut a deal" within quotation marks, I left the impression that you actually said them even though you didn't. If shareholders knew that you had merely proposed some ground rules to ensure that future elections would be fair, they might support that. So, we intentionally didn't tell them the details of your proposal and instead tried to imply that you were trying to blackmail us. We hoped that if enough shareholders believed that you were making improper demands, it would spur them to give us their proxies. We were desperate to get a quorum and unfortunately that pressure caused us to cross the line. For that infraction, I sincerely apologize.

In any event, our strategy hasn't worked. In fact, a few shareholders have asked us what your proposed "self-serving conditions" were and it was pretty embarrassing to have to dance around the truth. As a result, we now realize that we were wrong to use such deception. If I were in your shoes, I would not be in a conciliatory mood. Nevertheless, I would like to try to make amends.

Would you consider attending the meeting if we were to first mail to shareholders (1) a copy of your June 28, 2001 letter to me containing your proposal, (2) both of our proxies, and (3) a letter apologizing to shareholders if my July 3rd letter misled them? To show that our heart is in the right place, the board has also agreed to discuss with you your proposal and has indicated that it is willing to employ an impartial referee to monitor any shareholder elections in the future.

Over the past few months you and I have said some harsh things about each other. Isn't it time to put aside our differences and stop spending so much shareholder money on this proxy contest? I hope you will give serious consideration to our offer. Thank you very much.

Sincerely,


David K. Downes
President

*************************

60 Heritage Drive, Pleasantville, NY 10570
(914) 747-5262 // Fax (914) 747-5258 // OPLP@att.net

			July 15, 2001

David K. Downes
President
Lincoln National Convertible Securities Fund, Inc.
One Commerce Square
Philadelphia, PA 19103

Dear David:

Thank you very much for you letter. It takes a big man to admit he was wrong. I hereby accept your offer.

				Very truly yours,


								Phillip Goldstein

*************************
Note: Just to make sure there is no confusion, the above correspondence is entirely fictional and neither letter was sent. I, Phillip Goldstein wrote it and I have no idea what Mr.
Downes thinks about it (although I would certainly like him to consider writing a conciliatory letter).